Exhibit 9

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

Re:	Registration Statement on Form N-4 of Sun Life of Canada (U.S.) Variable Account K

Gentlemen and Ladies:

You have requested my Opinion of Counsel in connection with the filing of this Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to variable annuity contracts (the “Contracts”) to be issued by Sun Life Assurance Company of Canada (U.S.) (the “Company”) and its Variable Account. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate.

Based on such examination and review it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2.	The Variable Account has been duly established by the Company under the laws of the state of Delaware.

3.	The contracts will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Scott M. Davis

Scott M. Davis
Senior Vice President and
General Counsel

October 5, 2011

Masters Choice III